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LITTLETON, COLORADO 80127
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Trading Symbol: VGZ
Toronto and NYSE Amex Equities Stock Exchange

NEWS

Vista Gold Corp. Announces Renewal of Mt. Todd Agreement by the Northern Territory Government

Denver, Colorado, November 30, 2010 – Vista Gold Corp. (“Vista” or the “Company”) (TSX & NYSE Amex Equities: VGZ) is pleased to announce that the agreement for the management of the Company’s Mt. Todd gold project in Northern Territory, Australia, has been renewed for an additional five-year period.

The Northern Territory Government (“NTG”) issued a media release today which is reprinted in its entirety below:

30 November 2010 – Mount Todd Agreement Renewed

Resources Minister Kon Vatskalis announced today that the agreement between the Northern Territory Government and Vista Gold Corporation for the management of the Mount Todd mine, has been renewed for a further five years.

Mr. Vatskalis says the government is pleased with Vista’s performance in managing the mine over the last four years.

“This renewal represents the opportunity to turn a legacy site inherited by the Labor Government into an operating mine, which will provide the resources to rehabilitate the site in the long term,” he said.

“The Labor Government is the first government in Northern Territory to require a 100% rehabilitation security bond to ensure that there are sufficient funds to prevent this from occurring again.”

The Chairman and Chief Executive Officer of Vista Gold, Mr. Mike Richings, also welcomed the renewal of the agreement.

“Our programs have focused on overcoming Mount Todd’s unique technical problems.  The results so far have been encouraging and we plan to advance and refine our plans for restarting the mine.”

Mr. Richings added that his company had developed an excellent working relationship with both Mr. Vatskalis and the Department of Resources.

Mr. Vatskalis said he was pleased with Vista’s long-term approach to the site and the commitment they have shown to date.

“Should the site prove economically viable, in addition to the benefits of rehabilitation, there will be a considerable economic benefit to the Katherine region,” he said.

Commenting on the NTG’s media release, Fred Earnest, Vista's President and COO stated, "The renewal of our agreement with the NTG for the management of the Mt. Todd mine for an additional five years allows us to move forward with our development plans for this project.  This is a strong endorsement of Vista's project development and environmental management program for the Mt. Todd site.  We are proud of the environmental accomplishments that have been achieved with the joint cooperation of the NTG.  Vista is committed to developing the Mt. Todd gold project in a way that continues to respect the values of the traditional landowners and providing the environmental and operational leadership that can result in the remediation of a legacy site through the development of a new mine, designed and built to today's standards with the financial guarantees to ensure the proper closure."

About Vista Gold Corp.

Vista is focused on the development of the Concordia gold project in Baja California Sur, Mexico, and the Mt. Todd gold project in Northern Territory, Australia, to achieve its goal of becoming a gold producer. Vista’s other holdings include the Guadalupe de los Reyes gold project in Mexico, the Yellow Pine gold project in Idaho, the Awak Mas gold project in Indonesia, and the Long Valley gold project in California. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as, the future development plans at the Mt. Todd gold project, the development of the Mt. Todd gold project in a way that respects landowners, Vista’s leadership in environmental and operational matters at the Mt. Todd gold project, the potential for remediation of the legacy site and the potential for a new mine at the Mt. Todd gold project, the potential design at current standards and the provision of financial guarantees for a mine at the Mt. Todd gold project, the application and receipt of authorization of permits for the construction of a new mine, and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “optimistic,” “potential,” “indicate,” “expect,” “intend,” “hopes,” “believe,” “may,” “will,” “if,” “anticipate,” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of resource estimates, estimates of results based on such resource estimates; risks relating to completing metallurgical testing; risks relating to cost increases for capital and operating costs; risks relating to delays in the completion of the drilling program, risks related to the adequacy of the design of the drilling program, risk regarding the PFS, risks relating to the delays at the Mt. Todd gold project; risks related to the ability to obtain the necessary permits, risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the uncertainty of costs associated with remediation; the uncertainty of the quantum of financial guarantees; the inherently hazardous nature of mining-related activities; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; risks related to repayment of debt; risks related to increased leverage and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed under the headings “Uncertainty of Forward-Looking Statements” and “Risk Factors” in Vista’s latest Annual Report on Form 10-K as filed on March 16, 2010, and Quarterly Report on Form 10-Q, as filed November 9, 2010, and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com.